Exhibit 99.1

1/20/12
Re: Update on Restructuring

Dear Team Members,

Shortly after joining Pinnacle last year, I began sharing with you my assessment of the opportunities and challenges the company faces. I mentioned early on that my recent experience at Frontier Airlines confirmed to me that open and honest communication is the best way to address difficult situations. As with that situation, I once again find myself leading an organization facing very significant challenges. In fact, it has become apparent to me that our challenges are more severe than had been forecasted.

In this letter, I will review the most significant challenges we are facing and the actions we believe are necessary to position the company for continued viability.

To summarize, the issues that have led to our current situation can be categorized as follows:

1.	Integration delays

2.	Implementation of the new pilot integrated seniority list

3.	Profitability of our partner contracts

Integration Delays
The delayed integration of our three airlines has resulted in extended redundant costs and business complexity. As you know, we began our fenced operation on Jan. 4, and combined our jet fleets within Pinnacle Airlines, Inc. This is a significant accomplishment but it required 18 months of hard work – substantially longer than originally anticipated. As a result, it took longer than expected to achieve the potential integration efficiencies. In fact we’ve had to maintain and hire additional employees and consultants to support the process. While the added expense has been a financial burden on our organization, we are already taking definite steps to begin achieving these synergies within the officer team, and more changes will take place throughout the organization in our first quarter of 2012.

Pilot Integrated Seniority List
The new pilot contract and the implications of its integrated seniority list (ISL) have resulted in far more expense and complexity than forecasted. We had assumed a faster transition timeline, and that the arbitrator’s ruling last year would put fences in place between the three pilot groups in order to protect the company from exceedingly high levels of training activity until the operations were combined. However, the award did not include such fences. The lack of protection against training across the fences coupled with the delay in the transition plan has forced the company to honor vacancy bids that allowed our pilots at all three airlines to choose new positions and fleet types immediately, without regard to the timing or training costs. This issue was compounded by the wind-down of the Delta Saab fleet operated by Mesaba, and the subsequent pilot displacements. We are also in the midst of building staffing levels to de-fence the jet operation and consolidate our certificates. I don’t believe any of the parties involved anticipated this confluence of events, but it is a significant hurdle now and for the foreseeable future. We are not looking to undo the ISL as awarded by the arbitrator; rather we are seeking relief on how the section of the pilots’ collective bargaining agreement pertaining to vacancies is applied to the ISL.

Partner Contracts
Our contracts are either capacity purchase agreements (CPA) or pro-rate agreements. With CPAs, we are paid a fee for each hour we operate an aircraft on behalf of our partners. Our revenue isn’t based on ticket sales or the number of passengers, and fuel is paid for by our mainline partners, which reduces our risk. If we model our expenses properly over the life of the contracts, appropriately negotiate operating parameters, and apply a reasonable margin, our CPA business should be profitable.

The other type of agreement that we have with our partners is the pro-rate model, through which we enter into a code share relationship with a mainline partner to operate aircraft under its name and selling code. Under a pro-rate agreement we are responsible for revenue generation and fuel expenses, among other costs.

After I joined the organization in July, we began a profitability review.  In September we announced that we were going to pull down the vast majority of our pro-rate flying with US Airways, leaving us primarily with contracts at Delta and United Airlines.

Our relationship with Delta is the largest for our company, producing over 75 percent of our revenue. Both the CRJ-200 and the CRJ-900 XJ (Mesaba) contracts have historically performed well, and contractual rate adjustments scheduled for 2012 and 2013 will improve the economics in 2012 and beyond. These two contracts comprise roughly 180 aircraft, have reasonable contract terms and will continue to be the backbone of our organization.

The third contract with Delta is the CRJ-900 9E (Pinnacle) contract. Although this contract will benefit from the pilot-related rate adjustment in 2012, there are no additional adjustments throughout the balance of the contract, which begins to wind down in 2017. Because this contract only produces marginal economics today, it will only worsen over time as maintenance and fleet aging expenses surpass contractual rate increases.

Finally, our relationship with United Airlines is comprised of one CPA contract for Q400s and two pro-rate agreements for our remaining Saabs. Over the last few months, we’ve carefully examined the Q400 contract, and have found that the payments being received from United/Continental are not covering the expenses to operate the Q400s, resulting in financial losses. Like our CRJ-900 9E contract, the performance of the Q400 CPA will only worsen as this fleet ages and expenses increase. In addition, the profitability of the United/Continental Saab pro-rate contracts has deteriorated as fuel and maintenance expenses have increased. The losses incurred on this operation are not sustainable.

Developing a Turnaround Plan
In November, Seabury Consulting was brought in to perform an independent analysis of our partner contract profitability, the impact of the new pilot contract and also to compare our overhead (management and professional) expenses to other similar-sized airlines. Seabury presented their findings to the Board of Directors in late November. Their report confirmed our findings and reinforced the urgent need to address these issues.

The conclusion is unavoidable – on the current path, our financial position will continue to worsen at an alarming rate; we need to act immediately.

We presented a comprehensive turnaround plan to our Board that focuses on steps required to address our situation. From a liquidity perspective, we have been in active discussions with potential lenders and investors. From a cost perspective, our plan encompasses integration and synergy savings, partner contract changes and labor savings. The Board agreed with management’s recommendations and proposed next steps. We have since met regularly and repeatedly with our airline partners, union leadership, potential investors and other parties. Our message has been very clear: we cannot continue to operate businesses that are losing money. We do not have the cash to sustain it.

What happens next is not yet clear. Our hope is that we can reach agreement with all of the necessary parties on the changes we need to implement our turnaround plan and ensure the company’s continued viability. It is also possible that we may ultimately conclude the best way for us to achieve our goal is to use the court-supervised Chapter 11 process which, as you know, many other airlines have used successfully in recent years. Going that route could enable the company to change or cancel key contracts, obtain financing and take other important actions to implement the turnaround plan, all while continuing normal business operations.

I want to emphasize that this remains a fluid situation with many possible outcomes. I will, of course, keep you updated as we move forward.

As always, thank you for the hard work you do each and every day. I have high hopes for this organization, but we must first navigate our way through our current issues.

All the best,

Sean